Robert W. Duggan

611 S Fort Harrison Avenue, Suite 306

Clearwater, FL 33756

May 12, 2020

Pulse Biosciences

3957 Point Eden Way

Hayward, California 94545

Attn: Board of Directors

Re:Indemnification of Pulse Biosciences, Inc. and Board of Directors

Dear Directors:

This letter serves as formal agreement as between Robert Duggan (sometimes referred to herein as “Indemnitor”), on one hand, and Pulse Biosciences, Inc. (“Pulse”) and its Board of Directors, on the other, with respect to indemnification of Pulse and of its past, present, and future corporate directors, officers, and employees, among others, for the year May 13, 2020, through May 13, 2021.  Reference is made to that expiring program of insurance underwritten as follows:  XL Specialty Insurance Company, Policy No. ELU155438-18; Berkley Life Sciences, Policy No. LME 5040671-11; Houston Casualty Company, Policy No. 14-MG-18-A13801; Endurance Risk Solutions Assurance Co., Policy No. DOX10013039800; National Union Fire Insurance Company of Pittsburgh, Pa., Policy No. 01-422-78-20; XL Specialty Insurance Company, Policy No. ELU155440-18 (the “Expiring Program”), which is incorporated herein by reference.  Capitalized terms that are undefined in this letter agreement shall have the meaning as set forth in the Expiring Program.

Whereas, Pulse has determined that in order to induce directors and other individuals to provide, or continue to provide, services to Pulse, Pulse wishes to provide for the indemnification of, and advancement of expenses to, its directors and officers to the maximum extent permitted by law, and

Whereas, Pulse in the past has decided to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the DGCL, as provided for in section 8.9 of the Pulse Bylaws, and

May 12, 2020

Whereas, Pulse previously purchased $30 million in directors and officers liability insurance limits in a directors and officers insurance program comprised of six stacked policies with $5 million in limits each, and

Whereas, Pulse has received a premium quotation of $2,612,600 of up-front payments (which amount would be higher if Pulse elected to pay monthly) to renew the Expiring Program for the annual period of May 13, 2020, to May 13, 2021, and

Whereas, Robert Duggan has agreed to provide $30 million to be used to provide indemnification, including to Pulse’s directors, officers, and employees, as well as to Pulse, on same terms as the Expiring Program as more fully set forth herein,

IT IS NOW AGREED as between Mr. Duggan and Pulse and its Board of Directors that:

1.

Indemnitor shall, or shall cause an entity to be formed by him, to deposit as security for the obligations set forth herein cash and/or marketable securities (the “Escrow Funds”) with a fair market value equal to the Minimum Value (as defined below) into an escrow account, which funds shall be available to satisfy all obligations under the Indemnity Agreement (as defined below), which will provide coverage to all Insureds for any Claim on the same terms as the Expiring Program.  The Escrow Agent will be determined by Indemnitor, subject to the reasonable approval of the Board.  Indemnitor shall have the ability to trade the securities in the Escrow Account, as well as to substitute or replace securities in the escrow account with other securities, so long as any such substitution or replacement does not reduce the value of the escrow account to less than the Minimum Value during the term of this agreement.  Each month the fair market value of the Escrow Account shall be measured, and if above the Minimum Value, any excess may be withdrawn by Indemnitor, in his sole discretion.  To the extent the fair market value is below the Minimum Value, any deficiency shall be deposited into the Escrow Account by Indemnitor within five (5) business days following the end of the month.  The “Minimum Value” shall mean (a) with respect to cash, one hundred percent (100%) of the limit of liability set forth in paragraph three below, and (b) with respect to marketable securities, such securities valued at one hundred twenty percent (120%) of the limit of liability set forth in paragraph three below, both less any payments made under this letter agreement, including any subsequent revisions and/or amendments.  If the Escrow Funds is made up of a combination of both cash and marketable securities, the values of each component of the fund shall be maintained proportionally to preserve the percentages set forth at 1(a) and 1(b) above.

2.

For the avoidance of doubt, Indemnitor shall maintain the right to all income generated from the Escrow Account, including but not limited to interest, dividends, realized gains, and unrealized gains.    Indemnitor will have the right to transfer securities and cash to and from the account with board authorization.

3.	The Escrow Funds shall be used to advance and indemnify any Insured Person for any Claim made during the annual period of May 13, 2020, through May 13, 2021,

May 12, 2020

on substantially the same terms and conditions as set forth in the Expiring Program,  including that the limit of liability shall be $20,000,000 with an additional $10,000,000 “Side A” limits, and except that the period of indemnification shall be as set forth in this paragraph, and the Indemnitor shall have no obligation to offer any Optional Extension Period as described in the Expiring Program.

4.

For the avoidance of doubt, Indemnitor shall be obligated to make payments from the Escrow Fund for any Claim falling within Insuring Agreement I(A) and/or I(D) as set forth in the primary policy of the Expiring Program.

5.	The Escrow Funds are not owned or controlled by Pulse and shall not be the property of the estate of Pulse in any bankruptcy or insolvency proceeding.
6.	Indemnitor shall be paid a fee, to the extent permissible by law, of $2,500,000 in consideration of the obligations set forth herein, such fee to be due, owing, and collectible on May 13, 2021.
7.

At the end of the annual period of May 13, 2020, to May 13, 2021, and after the closing and final resolution of any claims falling within the terms of the Indemnity Agreement, all rights to the Escrow Funds shall revert to Indemnitor free and clear.

8.

It is intended that this letter agreement will be replaced and superseded by a later agreement (the “Indemnity Agreement”) more fully setting forth the rights and obligations of the parties hereto, which shall be duly considered, authorized, and agreed-to by the Pulse Board of Directors and which shall not materially alter or diminish the indemnification and rights provided for in this letter agreement.

9.

Any claim by any individual asserting a right to advancement and/or indemnification by Pulse shall continue to be reviewed and determined in the ordinary course as provided for in the Pulse Bylaws, any private indemnity agreements, any other applicable corporate governance documents, and applicable law.  Any claim by any individual or Pulse with respect to the rights set forth in this letter agreement (and the anticipated subsequent Indemnity Agreement) shall first be submitted to Indemnitor, who shall provide his position with respect to such claim within five (5) business days.  To the extent there is any dispute with respect to the Indemnitor’s determination or a dispute about any aspect of this letter agreement (and the anticipated subsequent Indemnity Agreement), such dispute shall be submitted to a neutral third party and resolved via an expedited process.  The parties hereto shall agree to and designate a neutral third party and agree to the details of the expedited dispute resolution process in the Indemnity Agreement.  To the extent a dispute arises prior to the execution of the Indemnity Agreement, or to the extent that no neutral third party has been agreed to in the Indemnity Agreement, or to the extent that any agreed-to neutral third party is unavailable or unable to resolve the parties’ dispute in a timely manner, then the parties shall agree to a new neutral third party within ten (10) business days.  If the parties cannot so agree after ten (10) business days, they shall submit their dispute to a third party arbitrator

May 12, 2020

selected by the staff at the New York City office of JAMS and to be administered in accordance with JAMS rules, including the Optional Expedited Arbitration Procedures.  The determination of the neutral third party (including, for purposes of clarity, any arbitrator selected by the staff at JAMS to the extent applicable) with respect to any dispute shall be binding and non-appealable.  The costs of any dispute resolution as set forth in this section 9 shall be split evenly between the Company and the Indemnitor.

10.	The Insureds under the Expiring Program are third party beneficiaries of this letter agreement and the Indemnity Agreement.

Very truly yours,
/s/ Robert Duggan
Robert Duggan

AGREED AND ACCEPTED
/s/ Darrin R. Uecker
Board of Directors Pulse Biosciences, Inc.